Exhibit 10.1

Allied Nevada Gold Corp.
9790 Gateway Drive Reno, Nevada 89521
Phone : (775) 358-4455 Facsimile (775) 358-4458

December 18, 2012

Randy Buffington

1250 Parkview Drive

Elko NV 89801

Dear Randy:

On behalf of Allied Nevada Gold Corp. (the “Company”), I am pleased to offer you employment as Executive Vice President and Chief Operating Officer. In this capacity you will report directly to me, Scott Caldwell, President and Chief Executive Officer, Allied Nevada Gold Corp. As a key member of the Executive Team you will also work closely with the other corporate and site departments in the scope of work you assume. This letter is intended to summarize the terms of your employment.

You will be an “at-will” employee, which means that either you or the Company may end the employment relationship at any time for any reason or no reason at all. This offer letter does not constitute, and is not intended to be, a contract of employment or promise to pay any amounts described herein. Your employment is contingent upon (a) the completion of standard employment forms and favorable reference checks; (b) providing verification of employment eligibility in the United States, pursuant to the Immigration and Reform Control Act of 1986; (c) execution of the company’s standard Nondisclosure, Noncompetion and Inventions Agreement and Code of Ethics Agreement; and (d) passing of our pre-employment mandatory drug screen and post offer medical screening.

Upon starting your employment for Allied Nevada Gold, you and I will finalize your position description, and develop your short and long term goals and objectives. As you know, Allied Nevada Gold Corp is a growing company. As a key member of the Executive Team you may be required to assume additional duties not necessarily associated with this position.

Your base salary will be an annualized rate of US$410,000.00, less appropriate withholdings. Payroll is done twice a month on the middle and end of the month. Additionally, the position is one which is eligible to be considered for an annual cash performance based award of up to 50% of base salary, prorated for your first year of employment. You will also be eligible with approval from the Board of Directors, to participate in the company executive equity program annually, with historically set targets of 215% of Base Salary for this position. You will also be granted 12,000 RSUs (time vested) and 12,000 PSUs (performance vested) subject to Board approval, with a prorate vesting equally over three years. You will be eligible for an employment agreement that generally provides for a 1X Not for Cause and a 2X Change of Control separation benefit.

Moreover, you will be eligible to participate in benefits plans generally available to employees of the Company, four weeks’ vacation per year, health, dental, vision, 401K, life and disability insurance. Policies applicable to other employees of the Company will also be applicable to you. In addition you are eligible for the Allied Nevada Relocation Program.

Randy, I am very excited about your interest and potential employment with Allied Nevada Gold. As a key member of the Executive Team, I am confident you will help us achieve our goal of becoming a major explorer and producer in the gold mining industry.

Scott A. Caldwell

President and Chief Executive Officer

Allied Nevada Gold Corp.

9790 Gateway Drive Suite 200

Reno NV 89521

USA

Accepted:

/s/ Randy Buffington	December 26, 2012
Randy Buffington	Date

Expected Start Date	February 4, 2012